NEWS RELEASE	For immediate release

California Resources Corporation Announces Expiration and Final Results of Its Offers to Exchange Outstanding Senior Notes for New 8.00% Senior Secured Second Lien Notes Due 2022
December 11, 2015 LOS ANGELES -- California Resources Corporation (NYSE: CRC) today announced the expiration and final results of its private offers to exchange (the “Exchange Offers”) up to $2.8125 billion aggregate principal amount (the “Maximum Exchange Amount”) of its outstanding 5.0% Senior Notes due 2020 (the “5% Notes”), 5½% Senior Notes due 2021 (the “5½% Notes”) and 6.0% Senior Notes due 2024 (the “6% Notes” and together with the 5% Notes and the 5½% Notes, the “Old Notes”) held by Eligible Holders (as defined below), for newly issued 8.00% Senior Secured Second Lien Notes due 2022 (the “New Secured Notes”).
The Exchange Offers expired at 11:59 p.m. New York City time on December 10, 2015, (the “Expiration Time”). As of the Expiration Time, $3,653,296,000 in aggregate principal amount of the Old Notes, representing 73 % of the outstanding principal amount of the Old Notes, had been validly tendered (and not validly withdrawn) pursuant to the Exchange Offers.
Because the aggregate principal amount of Old Notes validly tendered (and not validly withdrawn) at or before 5:00 p.m. New York City time on December 1, 2015 (the “Early Participation Time”) exceeded the Maximum Exchange Amount, CRC will accept only Old Notes tendered prior to the Early Participation Time on a pro rata basis as provided in the Offering Memorandum (as defined below) and will not accept any Old Notes tendered after the Early Participation Time.
Based on information provided by Global Bondholder Services Corporation, the exchange agent and information agent for the Exchange Offers, the tables below provide the aggregate principal amount of each series of Old Notes validly tendered and not validly withdrawn at or prior to the Early Participation Time for the Exchange Offers and the aggregate principal amount of each series of Old Notes that CRC expects to accept pursuant to the Exchange Offers.

Old Notes Included in the Exchange Offers
Title of Old Notes	Principal Amount Outstanding (in millions)	Principal Amount Tendered (in millions)	Principal Amount to be Accepted Pursuant to the Exchange Offers (in millions)	Proration Factor(1)
5% Notes due 2020	$1,000	$693.54	$534.031	77%
5½% Notes due 2021	$1,750	$1,196.25	$921.243	77%
6% Notes due 2024	$2,250	$1,763.506	$1,358.077	77%
(1) Proration Factor will only be applied in respect of Old Notes validly tendered (and not validly withdrawn)     prior to the Early Participation Date.
The settlement date for the Exchange Offers is expected to be December 15, 2015 (the “Settlement Date”). CRC will issue $2,250,000,000 in aggregate principal amount of New Secured Notes in satisfaction of the consideration for the Exchange Offers as set forth in the Offering Memorandum. On the Settlement Date, CRC will pay in cash accrued and unpaid interest on Old Notes accepted in the Exchange Offers from the applicable last interest payment date to, but not including, the Settlement Date. Interest on the New Secured Notes will accrue from the Settlement Date.
The Exchange Offers were conducted upon the terms and subject to the conditions set forth in the offering memorandum, dated November 12, 2015 (including the supplement thereto, dated November 23, 2015, the “Offering Memorandum”), the related letter of transmittal, and the press releases issued by CRC on November 27, 2015 and December 2, 2015, respectively, in connection with the Exchange Offers. Documents relating to the Exchange Offers were only distributed to “Eligible Holders” of Old Notes who completed and returned an eligibility form confirming that they are either a “qualified institutional buyer” under Rule 144A or not a “U.S. person” under Regulation S for purposes of applicable securities laws.
The consummation of the Exchange Offers is subject to, and conditional upon, the satisfaction or waiver of certain conditions, including, among other things, the entry into a security agreement and related intercreditor agreement whereby the New Secured Notes and related guarantees will be secured by a second-priority lien on assets of CRC and certain of its material subsidiaries. CRC expects to meet these conditions on the Settlement Date.
The New Secured Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. The New Secured Notes may not be offered or sold within the United States, absent registration or an applicable exemption from registration requirements.
This press release does not constitute an offer to sell or a solicitation of any offer to buy any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to Rule 135c under the Securities Act.

About California Resources Corporation

California Resources Corporation is the largest oil and natural gas exploration and production company in California on a gross-operated basis. The Company operates its world class resource base exclusively within the State of California, applying integrated infrastructure to gather, process and market its production. Using advanced technology, California Resources Corporation focuses on safely and responsibly supplying affordable energy for California by Californians.

Contacts:

Scott Espenshade (Investor Relations)	Margita Thompson (Media)
818 661-6010	818 661-6005
Scott.Espenshade@crc.com	Margita.Thompson@crc.com

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